EXHIBIT 23

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-3 File No. 333-108227) pertaining to Argonaut Group, Inc. registration of 2,953,310 shares of Series A Mandatory Convertible Preferred Stock, Registration Statement (Form S-3 File No. 333-100321) pertaining to Argonaut Group, Inc. shelf registration of $150 million of common stock, preferred stock, and debt securities, Registration Statement (Form S-8 File No. 333-12034) pertaining to Argonaut Group, Inc. 1986 Stock Option Plan, Registration Statement (Form S-8 File No. 333-10712) pertaining to Argonaut Group, Inc. 1986 Stock Option Plan, Registration Statement (Form S-8 File No. 333-86101) pertaining to Argonaut Group, Inc. Amended and Restated Stock Option Plan, Registration Statement (Form S-8 File No. 333-43230) pertaining to Argonaut Group, Inc. Amended and Restated Stock Option Plan, Registration Statement (Form S-8 File No. 333-101822) pertaining to Argonaut Group, Inc. Amended and Restated Stock Incentive Plan, Registration Statement (Form S-8 No. 33-31547) pertaining to the Employee Stock Investment Plan, Registration Statement (Form S-8 No. 333-89603) pertaining to the Employee Stock Investment Plan, Registration Statement (Form S-8 No. 333-66652) pertaining to the Employee Stock Investment Plan, and Registration Statement (Form S-8 File No. 333-43228) pertaining to the Argonaut Group, Inc. Non-Employee Director Stock Option Plan of our report dated February 20, 2004, with respect to the consolidated financial statements and schedules of Argonaut Group, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ ERNST & YOUNG LLP

San Antonio, Texas

March 10, 2004